Exhibit (a)(5)(v)

        News release

HP Extends Tender Offer for Opsware Inc.

Editorial contacts:

Emma McCulloch, HP
+1 650 857 4183
emcculloch@hp.com

HP Media Hotline
+1 866 266 7272
pr@hp.com
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Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA 94304
www.hp.com
PALO ALTO, Calif., Aug. 31, 2007—HP today extended its previously announced tender offer for all of the common stock of Opsware Inc. until 5 p.m., New York City time, on Friday, September 14, 2007.

The tender offer was previously set to expire at midnight, New York City time, on Thursday, August 30, 2007.

As of midnight, New York City time, on Thursday, August 30, 2007, approximately 93.9 million Opsware shares had been tendered in and not withdrawn from the offer.

HP extended the offer because all of the conditions to completion of the offer have not yet been satisfied. In particular, the waiting period under the antitrust regulations in China has not yet expired or been terminated. This waiting period will expire on September 13, 2007, unless terminated earlier or extended.

About HP
HP focuses on simplifying technology experiences for all of its customers—from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world's largest IT companies, with revenue totaling $100.5 billion for the four fiscal quarters ended July 31, 2007. More information about HP (NYSE: HPQ) is available at www.hp.com.

Important information
THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF OPSWARE COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT HP AND ORCA ACQUISITION CORPORATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON AUGUST 3, 2007 AND AS SUBSEQUENTLY AMENDED. OPSWARE STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. OPSWARE STOCKHOLDERS MAY OBTAIN COPIES OF THESE MATERIALS WITHOUT CHARGE FROM THE SEC THROUGH THE SEC'S WEBSITE AT WWW.SEC.GOV. OPSWARE STOCKHOLDERS ALSO MAY OBTAIN COPIES OF THESE DOCUMENTS, WITHOUT CHARGE, FROM INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFER, AT +1 877 750 5838 OR BY EMAIL AT INFO@INNISFREEMA.COM, FROM J.P. MORGAN SECURITIES, INC, THE DEALER MANAGER FOR THE OFFER, AT +1 877 371 5947, OR FROM HP.

Forward-looking statements
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Opsware's business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in HP's and Opsware's Securities and Exchange Commission reports, including but not limited to the risks described in HP's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007 and Opsware's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007. HP assumes no obligation and does not intend to update these forward-looking statements.

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© 2007 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

08/2007